FOR IMMEDIATE RELEASE

Subject:  Nitches, Inc. Announces Change in Auditor

Contact: Steve Wyandt
Web:	http:// www.nitches.com
E-mail:	ir@nitches.com
Phone:	(858) 625-2633 (Option # 1: Corporate)

          SAN DIEGO, CA., August 25, 2005 -- Nitches, Inc. (NASDAQ Small Cap:NICH) announced that its Audit Committee has selected Berenson LLP to serve as the company’s registered independent auditor for the fiscal year ending August 31, 2005, and for the review of quarterly financial statements for the fiscal year ending August 31, 2006. As a result, the company has terminated its audit relationship with Moss Adams LLP.

          The company filed a report on Form 8-K with the Securities and Exchange Commission on August 25, 2005 announcing this change and reporting that during the past two fiscal years ended August 31, 2003 and August 31, 2004, and the most recent quarterly review period ending May 31, 2005, the company had no reportable disagreement with Moss Adams on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, and that the audit reports and quarterly reviews of Moss Adams on the financial statements of the company for the fiscal years contained no adverse opinion or disclaimer of opinion.

          T. Jefferson Straub, Chairman of Nitches’ Audit Committee, commented, “Moss Adams is an outstanding firm that has provided Nitches with timely and professional service for many years. As Nitches prepares for complying with the new internal controls audit requirements under the Sarbanes-Oxley Act, we needed to be particularly sensitive to the company’s professional fee expenses. In light of the increased audit work that will be required under the Sarbanes-Oxley Act, the Audit Committee interviewed a number of firms, focusing on the proposed fees in addition to the capability of the audit team. “

          Section 404 of the Sarbanes-Oxley Act of 2002 requires a public company to include with its audited financial statements the attestation of its independent auditors to a report on the company’s internal controls over financial reporting. This additional requirement is expected substantially to increase the work required of the independent auditor. Nitches will be subject to this requirement as of the end of its fiscal year ending August 31, 2006, although preparation to comply with this requirement must commence well in advance of that date and the company has already initiated several phases of this project.

          Nitches, Inc. is an importer and wholesale distributor of men’s and women’s garments, manufactured to specifications primarily in foreign countries.  The Company’s shares are traded on the National SmallCap Market under the symbol NICH.  Visit our web site at http://www.nitches.com.

          Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results.  Those risks include a softening of retailer or consumer acceptance of the Company’s products, pricing pressures and other competitive factors, or the unanticipated loss of a major customer.  These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.

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10280 Camino Santa Fe     •     San Diego, California 92121     •     www.nitches.com     •     Fax: 858.625.0746